UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 22, 2007

MEDICAL DISCOVERIES, INC
(Exact Name of Registrant as Specified in Charter)

Utah
(State of Incorporation)

00-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

6033 W. Century Blvd, Suite 1090, Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(801) 582-9583
(Registrant’s Telephone Number, Including Area Code)

1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

On October 22, 2007, Medical Discoveries, Inc. (the “Company”) executed and entered into a release and settlement agreement, dated as of October 19, 2007, with holders of the Company’s Series A Preferred Convertible Stock pursuant to which the Company issued to such shareholders warrants to purchase 17,000,000 shares of the Company’s common stock. For a description of the settlement agreement and the issuance of the warrants, see the discussion under Item 3.02 below, which is incorporated herein by reference.

ITEM 3.02	UNREGISTERED SALES OF SECURITIES.

Release Agreement

Mercator Momentum Fund, LP; Monarch Pointe Fund, Ltd.; and Mercator Momentum Fund III, LP, each a private investment entity (the foregoing three investment funds, collectively, the “MAG Funds”) purchased shares of the Company’s Series A Preferred Convertible Stock (the “Series A Stock”) in 2004 and in 2005. In connection with the 2005 investment, the Company agreed to eliminate the conversion price floor of the Series A Stock. The Company failed to file an amendment to the Series A Stock Certificate of Designations of Preferences and Rights for the Series A Stock (the “Amendment”) that would have eliminated the conversion price floor. Accordingly, in connection with an intended conversion of some of their Series A Stock in September 2007, the MAG Funds were required to convert Series A Stock at a conversion price higher than the price that would have applied if the Amendment had been filed as agreed.

On October 22, 2007, the Company executed and entered into that certain Release and Settlement Agreement, dated as of October 19, 2007 (the “Release Agreement”), with the MAG Funds to settle all losses and damages (collectively, “Losses”) that MAG may have suffered, and may hereafter suffer, as result of the Company’s failure to file the Amendment. Pursuant to the Release Agreement, the Company issued to the MAG Funds a ten-year warrant to acquire up to 17,000,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $0.01 per share expiring October 17, 2017 (the “Warrant”).

Pursuant to the Release Agreement, the MAG Funds released the Company from any and all claims, past, present or future, relating to the Losses or the Company’s failure to file the Amendment. In addition, MAG has agreed not to sue the Company in connection with the Losses or the Company’s failure to file the Amendment.

Warrant

Pursuant to the Release Agreement, the Company issued to the MAG Funds the Warrant to acquire shares of the Company’s Common Stock, comprising (i) warrants to acquire up to 5,122,100 shares of Common Stock issued to Mercator Momentum Fund, L.P.; warrants to acquire up to 6,050,300 shares of Common Stock issued to Mercator Momentum Fund III, L.P.; warrants to acquire up to 5,827,600 shares of Common Stock issued to Monarch Pointe Fund, Ltd, in each case, at an exercise price of $0.01 (the “Warrant Price”). The Warrant is exercisable during the period commencing October 17, 2007 and ending on October 17, 2017. The initial Warrant Price is subject to adjustments in connection with (i) the Company’s issuance of dividends in shares of Common Stock, or shares of Common Stock or other securities convertible into shares of Common Stock without consideration, (ii) any cash paid or payable to the holders of Common Stock other than as a regular cash dividend, and (ii) future stock splits, reverse stock splits, mergers or reorganizations, and similar changes affecting common stockholders.

Beneficial Ownership Limitation

The Warrant issued to the MAG Funds contain beneficial ownership limitations, which preclude the MAG Funds from exercising its Warrant if, as a result of such conversion or exercise, the MAG Funds would own beneficially more than 9.99% of the Company’s outstanding common stock then outstanding.

Other

The Warrant was not registered under the Securities Act of 1933 (as amended, the “Act”) and was issued in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The Warrant, and the shares of Common Stock underlying the Warrant, may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or valid exemption from the registration requirements, under the Act.

Copies of the Release Agreement and the form of the Warrant are filed as exhibits to this Current Report on Form 8-K. The summary of these documents set forth above is qualified by reference to such exhibits.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description
10.1
Release and Settlement Agreement, dated as of October 19, 2007, by and among the Company, on the one hand, and Mercator Momentum Fund, LP, Monarch Pointe Fund, Ltd., and Mercator Momentum Fund III, LP, on the other hand.

10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL DISCOVERIES, INC.

Date: October 26, 2007	By:	/s/ RICHARD PALMER
Richard Palmer
President

EXHIBIT INDEX

Exhibit No.	Description
10.1
Release and Settlement Agreement, dated as of October 19, 2007, by and among the Company, on the one hand, and Mercator Momentum Fund, LP, Monarch Pointe Fund, Ltd., and Mercator Momentum Fund III, LP, on the other hand.

10.2	Form of Warrant